Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is made and entered into by Thomas Casey, Employee ID No. #1001043 (hereinafter referred to as “Employee”), and Clear Channel Communications, Inc., in full and final settlement of any and all claims Employee may have or hereafter claim to have against Clear Channel Communications, Inc., and all of its past, present and future parents, subsidiaries and affiliates and their employees, officers, directors, agents, insurers and legal counsel (hereinafter referred to as “Company”).

1.	End of Employment.

        1.1 Employee’s separation date is July 29, 2013 (“Separation Date”).

1.2 Aside from compensation for work performed during the last pay period prior to the end of employment, and the Supplemental Incentive Plan (SIP) Payment in the amount of One Hundred Ninety-Eight Thousand Dollars and No Cents ($198,000.00), less applicable federal and state withholding and all other ordinary payroll deductions, to be paid  on the date that is (60) days after the Separation Date (the “Payment Date”), Employee has been paid all earned compensation through the Separation Date.

2. Consideration for Agreement from Company.  In return for this Agreement and in full and final settlement, compromise, and release of all of Employee’s claims (as described in Section 3 below), Company agrees to provide the following consideration:

2.1 Pro-Rata Annual Bonus.  A pro-rata share of the 2013 Annual Bonus in accordance with discretionary bonus plan objectives and as provided in Section 9 of the Employment Agreement previously signed and effective December 15, 2009 (the “Employment Agreement”).  Such pro-rata share of the Annual Bonus, to the extent earned, shall be less applicable federal and state withholding and all other ordinary payroll deductions, and will be paid before March 15, 2014, if the expiration of the seven-day revocation period noted in Section 4.11 has passed and only if Employee does not revoke this Agreement. Employee hereby acknowledges the sufficiency of this payment from Company.

2.2 Equity Value Preservation Payment.  The sum of Five Million Dollars and No Cents ($5,000,000.00), less applicable federal and state withholding and all other ordinary payroll deductions, to be paid on the Payment Date, if the expiration of the seven-day revocation period noted in Section 4.11 has passed and only if Employee does not revoke this Agreement. Employee hereby acknowledges the sufficiency of this payment from Company.

2.3 Severance.  The sum of Two Million Seven Hundred Thousand Dollars and No Cents ($2,700,000.00), less applicable federal and state withholding and all other ordinary payroll deductions, to be paid in accordance with Company’s ordinary payroll practices over a period of approximately eighteen (18) months. Severance payments will begin within thirty (30) days after the Separation Date, if the expiration of the seven-day revocation period noted in Section 4.11 has passed and only if Employee does not revoke this Agreement, and shall continue until paid in full (the “Severance Pay Period”). Employee hereby acknowledges the sufficiency of this payment from Company.  If Employee violates the non-compete provision of Section 7 of the Employment Agreement during the Severance Pay Period (but without regard to whether Employee’s activities are within or outside the non-compete area specified in such provision), the severance payments shall cease.  The foregoing shall not affect Company’s right to enforce any restrictive covenants previously agreed to by Employee. Additionally, if Employee is rehired by Company during the Severance Pay Period, the severance payments shall cease; however, in this event, if Employee’s new annualized base salary is less than Employee’s previous annualized base salary, Company agrees to continue to pay to Employee the difference between Employee’s previous annualized base salary and Employee’s new annualized base salary for the remainder of the Severance Pay Period.  Notwithstanding anything herein to the contrary, to the extent any of the payments under this Section 2.3 are not exempt from Section 409A and such payments would, but for this sentence, have been paid within the six month period following the Separation Date, such payments shall be deferred and shall be paid on the first to occur of (a) the date that is six months after the date of separation from service or (b) the date of death of Employee.

2.4 Each payment under this Agreement is a separate “payment” within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii).

2.5 No act or payment of consideration pursuant to this Agreement shall be considered an admission of liability by Company regarding Employee in any way.

3.	Employee’s Release of Claims.

3.1 Employee affirms that Employee has not filed, caused to be filed, and/or is not presently a party to any claim, complaint, or action against Company in any forum or form.  As a material term of this Agreement, Employee attests that Employee has given Company written notice of any and all concerns Employee may have regarding suspected ethical or compliance issues or violations on the part of Company or any of Company employees. In addition, Employee affirms that as of the Separation Date, subject to Sections 1.2 and 2.1, Employee has reported all hours worked, if applicable, and has been paid for and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled. Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases.

3.2 Employee hereby irrevocably and unconditionally releases and forever discharges Company from any and all claims, demands, causes of action, and liabilities of any nature, both past and present, known and unknown, resulting from any act or omission of any kind occurring on or before the date of execution of this Agreement which arise under contract or common law, or any federal, state or local law, regulation or ordinance. Employee understands and agrees that Employee’s release of claims includes, but is not limited to, the following: all claims, demands, causes of action and liabilities for past or future loss of pay or benefits, expenses, damages for pain and suffering, punitive damages, compensatory damages, attorney’s fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or equitable remedy of any kind whatsoever.

3.3 Employee additionally hereby irrevocably and unconditionally releases and forever discharges Company from any and all claims, demands, causes of action and liabilities arising out of or in any way connected with, directly or indirectly, Employee’s employment with Company or any incident thereof, including, without limitation, Employee’s treatment by Company or any other person, the terms and conditions of Employee’s employment, and any and all possible local, state or federal statutory and/or common law claims, including but not limited to:
(a) All claims which Employee might have arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; The Civil Rights Act, 42 U.S.C. § 1981 and § 1988; Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001, et seq.; Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq.; The Family and Medical Leave Act of 1993, as amended, 29 U.S.C. § 2601, et seq.; The Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; The Older Worker Benefit Protection Act of 1990; The Immigration Reform and Control Act, as amended; The Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq.; and/or, The Occupational Safety and Health Act, as amended;

(b) All contractual claims for any wages or other employment benefits owed as a result of Employee’s separation from Company;
(c) All claims arising under the Civil Rights Act of 1991, 42 U.S.C. § 1981a; and,
(d) All other claims, whether based on contract, tort (personal injury), or statute, arising from Employee’s employment, the separation from that employment, or any investigation and/or interview conducted by or on behalf of Company.

3.4 Employee does not waive rights or claims which cannot be waived by law, including, but not limited to the right to file a Charge with the Equal Employment Opportunity Commission (“EEOC”), or its local or state equivalent, or to participate in an agency investigation, although Employee does waive any right to monetary recovery should the EEOC or other local, state or federal administrative or governmental agency pursue claims against the Company on Employee’s behalf.

3.5 Employee does not waive rights or claims that arise following the execution of this Agreement.

4.	Other Understandings, Agreements, and Representations.

4.1 Employee agrees that this Agreement binds Employee and also binds Employee’s spouse, children, heirs, executors, administrators, assigns, agents, partners, successors in interest, and all other persons and entities in privity with Employee.

4.2 Employee promises and represents that Employee will not disclose, disseminate, or publicize, or cause or permit to be disclosed, disseminated, or publicized, any of the terms or existence of this Agreement, except (i) to advisors, attorneys, accountants, representatives or members of Employee’s immediate family, provided that any individual to whom such disclosure is made agrees to abide by the terms of this Section; (ii) to the extent necessary to report income to appropriate taxing authorities; (iii) in response to an order or subpoena of a court of competent jurisdiction, so long as Employee provides notice to Company’s Legal Department immediately upon receipt of such order or subpoena; or (iv) in response to any subpoena issued by a state or federal governmental agency, so long as Employee provides notice to Company’s Legal Department immediately upon receipt of such subpoena.

4.3 Employee promises and represents that Employee will not make or cause to be made any derogatory, negative or disparaging statements, either written or verbal, about Company.

4.4 During the course of employment, Company provided Employee with confidential and proprietary information of Company. This confidential information includes, but is not limited to, Company’s operational, programming, training/employee development, engineering information, sales information, customer lists, business and employment contracts, representation agreements, pricing and ratings information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information Company treats as confidential or proprietary. Employee agrees that Employee will not disclose or use Company’s confidential or proprietary information. Employee shall immediately provide notice to Company’s Legal Department if Employee is required by valid legal process to disclose Company’s confidential or proprietary information. Employee understands that Company may seek from a court of competent jurisdiction an injunction to prohibit such disclosure.

4.5 Aside from electronic equipment previously provided to Employee, which Company has allowed Employee to retain, Employee acknowledges that he has returned to Company all property belonging to Company that the Employee possesses or has possessed but has provided to a third party, including but not limited to, all equipment or other materials and all originals and copies of Company documents, files, memoranda, notes, computer-readable information (maintained on disk or in any other form) and video or tape recordings of any kind other than personal materials relating solely to the Employee. Employee warrants and represents that Employee has not retained, distributed or caused to be distributed, and shall not retain, distribute or cause to be distributed, any original or duplicates of any such Company property specified in this Section.

4.6 This Agreement contains the entire understanding between Employee and Company, except as modified by Section 4.7 below, and supersedes all prior agreements and understandings relating to the subject matter of this Agreement. This Agreement shall not be modified, amended, or terminated unless such modification, amendment, or termination is executed in writing by Employee and an authorized representative of Company.

4.7 Notwithstanding anything to the contrary herein, this Agreement shall not alter or terminate (i) that certain Indemnification Agreement, dated as of September 5, 2012 between Employee and Clear Channel Outdoor Holdings, Inc., a Delaware corporation, or (ii) any post-employment obligations previously agreed to by Employee, including, but not limited to, the following terms of the Employment Agreement:  nondisclosure of Confidential Information, non-hire of company employees (18 months), non-solicitation of clients (18 months), non-competition (18 months), employment by competitor or rehire by Company, use of name and likeness, ownership of materials, litigation and regulatory cooperation, arbitration, and miscellaneous – confidentiality, which Employee agrees shall survive the termination of Employee’s employment.

4.8 Any disputes that relate in any way to the provisions of this Agreement shall be resolved by binding arbitration.  Such disputes include, without limitation, disputes arising out of or relating to interpretation or application of this Agreement, including the enforceability, revocability or validity of the Agreement or any portion of the Agreement. The Arbitrator shall be selected by mutual agreement of the Company and the Employee. Unless the Employee and Company mutually agree otherwise, the Arbitrator shall be an attorney licensed to practice in the location where the arbitration proceeding will be conducted or a retired federal or state judicial officer who presided in the jurisdiction where the arbitration will be conducted. If for any reason the parties cannot agree to an Arbitrator, either party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted for appointment of a neutral Arbitrator. The court shall then appoint an Arbitrator, who shall act under this Agreement with the same force and effect as if the parties had selected the Arbitrator by mutual agreement. The location of the arbitration proceeding shall be no more than forty-five (45) miles from the place where the Employee last worked for the Company, unless each party to the arbitration agrees in writing otherwise.  A demand for arbitration must be in writing and delivered by hand or first class mail to the other party within the applicable statute of limitations period. Any demand for arbitration made to the Company shall be provided to the Company’s Legal Department, 200 East Basse Road, San Antonio, Texas 78209. The Arbitrator shall resolve all disputes regarding the timeliness or propriety of the demand for arbitration.  In arbitration, the parties will have the right to conduct adequate civil discovery, bring dispositive motions, and present witnesses and evidence as needed to present their cases and defenses, and any disputes in this regard shall be resolved by the Arbitrator.  However, there will be no right or authority for any dispute to be brought, heard or arbitrated as a class, collective or representative action or as a class member in any purported class, collective action or representative proceeding (“Class Action Waiver”).

Notwithstanding any other clause contained in this Agreement, the preceding sentence shall not be severable from this Agreement in any case in which the dispute to be arbitrated is brought as a class, collective or representative action. Although an Employee will not be retaliated against as a result of Employee’s exercising his or her rights under Section 7 of the National Labor Relations Act by the filing of or participation in a class, collective or representative action in any forum, the Company may lawfully seek enforcement of this Agreement and the Class Action Waiver under the Federal Arbitration Act and seek dismissal of such class, collective or representative actions or claims. Notwithstanding any other clause contained in this Agreement, any claim that all or part of the Class Action Waiver is unenforceable, unconscionable, void or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator.   Each party will pay the fees for his, her or its own attorneys, subject to any remedies to which that party may later be entitled under applicable law. However, in all cases where required by law, the Company will pay the Arbitrator’s and arbitration fees. If under applicable law the Company is not required to pay all of the Arbitrator’s and/or arbitration fees, such fee(s) will be apportioned between the parties by the Arbitrator in accordance with applicable law.  Within thirty (30) days of the close of the arbitration hearing, any party will have the right to prepare, serve on the other party and file with the Arbitrator a brief. The Arbitrator may award any party any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in a court of law for the claims presented to and decided by the Arbitrator. The Arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Except as may be permitted or required by law, neither a party nor an Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration. Subject to the provisions of Section 4.14 herein, a party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such provisional relief.

4.9 Employee may take up to twenty-one (21) days from date of receipt to decide whether to accept this Agreement. Employee may actually accept and sign this Agreement at any time within this 21-day period, but Employee is not required to do so.

4.10 If Employee has not signed this Agreement within the 21-day period noted above and delivered the signed agreement to Kimberly Wray, HR Services Director, Clear Channel Management Services, Inc., 20880 Stone Oak Parkway, San Antonio, Texas 78258, or via fax to (210) 832-3190, this Agreement is deemed revoked by Company.

4.11 Employee may revoke acceptance of this Agreement at any time within seven (7) days after executing the Agreement.  Any revocation must be made in writing and delivered to  Kimberly Wray,  HR Services Director, Clear Channel Management Services, Inc., 20880 Stone Oak Parkway, San Antonio, Texas 78258, or via fax at (210) 832-3190. Employee understands that, unless revoked as described above, upon expiration of the seven (7) day period, this Agreement automatically shall take effect and become binding upon Employee.

4.12 Notice Regarding Attorney: Employee is hereby advised to consult with an attorney of Employee’s choice, at Employee’s expense, before signing this Agreement.

4.13 Employee understands that nothing in this Agreement is intended to interfere with or deter Employee’s right to challenge the waiver of a claim under the Age Discrimination in Employment Act (ADEA) or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies.  Further, Employee understands that nothing in this Agreement would require Employee to tender back the money received under this Agreement if Employee seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does the Employee agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers’ Benefit Protection Act by retaining the money received under the Agreement.  Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to Company should Employee challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.

Notwithstanding the foregoing paragraph, Employee agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit against Company filed by Employee or by anyone else on Employee’s behalf pertaining to the preceding paragraph.
4.14 Unless otherwise specified or required by statute in a particular jurisdiction which expressly pertains to an employment relationship (e.g., wage payment timing, tax withholding, etc.), all construction and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law, and subject to the parties’ agreement to arbitrate any and all disputes as previously set forth, Employee expressly consents to the personal jurisdiction and mandatory venue of  the Texas state and federal courts for any lawsuit relating to this Agreement.

4.15 Should any provision in this Agreement or any provision of any agreement incorporated or referenced herein be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and the illegal or invalid part, term, or provision shall not be a part of this Agreement.

4.16 If Employee is in breach of any of the provisions of this Agreement, or any post-employment obligations that survive termination of employment, as determined by Company in its sole reasonable discretion, during the Severance Pay Period described in Section 2.3 above, the remaining Severance Payments shall cease.  The foregoing shall not affect Company’s right to enforce any post-employment restrictions or limit Company from pursuing any and all remedies related to Employee’s breach of this Agreement.

4.17 Counterparts:  This Agreement may be executed in counterparts, a counterpart transmitted via electronic means, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement.  The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement.

4.18 Employee represents and certifies that Employee (1) has received a copy of this Agreement for review and study and has had ample time to review it before signing; (2) has read this Agreement carefully; (3) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (4) understands its provisions; (5) has been advised to consult with an attorney; (6) has determined that it is in Employee’s best interest to enter into this Agreement; (7) has not been influenced to sign this Agreement by any statement or representation by Company not contained in this Agreement; and (8) enters into this Agreement knowingly and voluntarily.

ACCEPTED AND AGREED:

THOMAS CASEY

Date: 09/09/2013	By:	/s/ Thomas W. Casey

CLEAR CHANNEL COMMUNICATIONS, INC.

Date: 09/11/2013	By:	/s/ William B. Feehan
Name: William B. Feehan
Title: EVP - HR

13